EXHIBIT 99.1

[VALERO L.P. LOGO]



FOR IMMEDIATE RELEASE:                          CONTACTS:
----------------------
                                                Valero L.P.
                                                Mary Rose Brown (Media)
                                                210-345-2314
                                                Eric Fisher (Investor Relations)
                                                210-345-2896

             VALERO L.P. COMPLETES ACQUISITION OF KANEB SERVICES LLC
                       AND KANEB PIPE LINE PARTNERS, L.P.

      NEW PARTNERSHIP IS ONE OF THE NATION'S LARGEST TERMINAL AND PETROLEUM
                           LIQUIDS PIPELINE OPERATORS

SAN ANTONIO, July 1, 2005 -- Valero L.P. (NYSE: VLI) today announced that it has successfully completed its acquisition of Kaneb Services LLC (NYSE: KSL) and Kaneb Pipe Line Partners, L.P. (NYSE: KPP). With an enterprise value of more than $4 billion, the combined partnership will be one of the largest terminal and petroleum liquids pipeline operators in the United States. As part of the nearly $2.7 billion transaction, Valero L.P. also acquired all of Kaneb Services' equity securities for $43.31 cash per share and converted Kaneb Partners' units to Valero L.P. units at an exchange ratio of 1.0231 Valero L.P. unit for each Kaneb Partners' unit. Kaneb Services and Kaneb Partners are now wholly owned subsidiaries of Valero L.P. The general partner of the combined partnership will continue to be owned by affiliates of Valero Energy Corp. (NYSE: VLO).

The assets of the combined partnership, which will retain the name Valero L.P., include approximately 9,150 miles of pipeline comprised of approximately 6,350 miles of refined product pipelines, 800 miles of crude oil pipelines and a 2,000-mile anhydrous ammonia pipeline. The partnership also owns 94 terminal facilities and four crude oil storage tank facilities located in 25 U.S. states, Canada, Mexico, the Netherlands Antilles, the Netherlands, Australia, New Zealand and the United Kingdom. The system has approximately 77.6 million barrels of storage capacity.

"We're excited to complete this acquisition, which brings together two of the best pipeline and terminal operators in the country to form one of the premier mid-stream logistics partnerships in the world," said Curt Anastasio, president and chief executive officer of Valero L.P.

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"Plus, as a result of the acquisition, Valero L.P. is in a great strategic position with stronger, more diversified operations, increased earnings stability, and a stable foundation for future growth.

"As we've said before, this is a great transaction for our investors because it's accretive to cash flow and positions us well for future distribution increases. In fact, with this acquisition complete, we will now recommend to our board of directors an increase in the annual distribution rate from $3.20 per unit to $3.42 per unit," he said.

On June 15, Valero L.P. announced that it had signed a consent decree with the Federal Trade Commission in which the FTC required the partnership to divest certain Kaneb assets in the Philadelphia, Colorado and the San Francisco Bay areas. Interest in these assets has been high and Valero L.P. officials said they are confident that these assets can be divested quickly at a favorable price.



ABOUT VALERO L.P.
Valero L.P. is a master limited partnership based in San Antonio, with 9,150 miles of pipeline, 94 terminal facilities and four crude oil storage facilities. One of the largest terminal and independent petroleum liquids pipeline operators in the nation, the partnership has terminal facilities in 25 U.S. states, Canada, Mexico, the Netherlands Antilles, the Netherlands, Australia, New Zealand and the United Kingdom. The partnership's combined system has approximately 77.6 million barrels of storage capacity, and includes crude oil and refined product pipelines, refined product terminals, petroleum and specialty liquids storage and terminaling business, as well as crude oil storage tank facilities. For more information, visit Valero L.P.'s web site at www.valerolp.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero L.P. All forward-looking statements are based on the partnership's beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership's current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero L.P.'s 2004 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.